Exhibit 99.2
In Accordance with NYSE Rule 303A.08, This Press Release Makes Public the Grant of Awards to New Green Dot CEO, Dan Henry

Pasadena, CA – March 25, 2020 - As required by the rules of the New York Stock Exchange, Green Dot Corporation (NYSE:GDOT) today announced that it has granted to Dan Henry, Green Dot’s recently appointed President and Chief Executive Officer, on March 25, 2020, employment inducement awards consisting of the following: (i) 1,000,000 stock options with a seven-year term that vest subject to Mr. Henry’s continued service over three years, and also subject to Green Dot achieving certain stock trading prices within a five year period; (ii) performance-based restricted stock units having a grant date fair value of $3,000,000, which vest based on the achievement of a one-year EPS target, with 25% vesting at the end of such one-year period and the remaining 75% over the following 3 years in equal annual installments, in each case subject to Mr. Henry’s continued service through each vesting date; and (iii) time-based restricted stock units having a grant date fair value of $1,000,000, which vest over three years in equal annual installments, subject to Mr. Henry’s continued service through each vesting date. These awards were granted to Mr. Henry pursuant to the terms of his employment agreement, which was disclosed by the company on a Form 8-K filed with the SEC on March 25, 2020.

These awards were granted outside of Green Dot’s 2010 Equity Incentive Plan, but except as set forth in the award agreements, will generally be subject to the same terms and conditions as apply to the applicable awards granted under the plan, including accelerated vesting upon certain terminations of employment, including within a certain period following a change in control transaction. The Compensation Committee of Green Dot’s Board of Directors approved these employment inducement awards in reliance on the employment inducement exception to shareholder approval provided under Section 303A.08 of the NYSE Listed Company Manual. To comply with the terms of this exemption, these employment inducement awards require an immediate public announcement of the awards and written notice to the NYSE.

About Green Dot
Green Dot Corporation, (NYSE:GDOT), is a financial technology leader and bank holding company with a mission to power the banking industry’s branchless future. Enabled by proprietary technology and Green Dot’s wholly-owned commercial bank charter, Green Dot’s “Banking as a Service” platform is used by a growing list of America’s most prominent consumer and technology companies to design and deploy their own bespoke banking solutions to their customers and partners, while Green Dot uses that same integrated technology and banking platform to design and deploy its own leading collection of banking and financial services products directly to consumers through one of the largest retail banking distribution platforms in America. Green Dot products are marketed under brand names such as Green Dot, GoBank, MoneyPak, AccountNow, RushCard and RapidPay, and can be acquired through more than 100,000 retailers nationwide, thousands of corporate paycard partners, several “direct-2-consumer” branded websites, thousands of tax return preparation offices and accounting firms, thousands of neighborhood check cashing locations and both of the leading app stores. Green Dot Corporation is headquartered in Pasadena, California, with additional facilities throughout the United States and in Shanghai, China.

Contacts
Investor Relations
IR@greendot.com

Media Relations
Brian Ruby, 203-682-8286
Brian.Ruby@icrinc.com